NEWS RELEASE

BIOLASE ADDS TWO NEW INDEPENDENT DIRECTORS TO ITS BOARD

Paul Clark, Former Chairman, CEO, and President of ICOS Corporation and Former President of the Pharmaceuticals Division of Abbott Laboratories, and

Jeffrey Nugent, Former President and CEO of both Neutrogena and Revlon,

Join Board of Directors

IRVINE, CA (March 3, 2014) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, including the Company’s proprietary WaterLase®, and a pioneer in laser surgery in other medical specialties, as well as a distributor of digital radiography, intra oral scanners, and chair-side milling machines and 3-D printers for dentistry, today announced that the Board of Directors (the “Board”) has appointed Paul Clark and Jeffrey Nugent to the Board. Dr. Alexander K. Arrow and Dr. Sam Low tendered their resignations from the Board on February 28, 2013. As a result of these appointments and resignations, BIOLASE’s Board currently consists of six directors, five of whom are independent directors.

Paul Clark served as Chairman, CEO, and President of ICOS Corporation from 1999 to 2007, which was acquired by Lilly in 2007 for $2.2 billion. He directed ICOS from a research organization into a leading biotechnology company including researching, developing, and marketing Cialis. From 1984 to 1998, Mr. Clark worked at Abbott Laboratories (“Abbott”) as the President of the Pharmaceuticals Division and retiring as an Abbott board member and Executive Vice President. Sales of the Pharmaceuticals Division icreased from $250 million to $2.6 billion during his tenure as President.

Mr. Clark said, “BIOLASE’s technology leadership, dominant market position, valuable patent portfolio, and product pipeline make it an exciting opportunity.”

Mr. Clark received a B.A. in finance from the University of Alabama and an M.B.A from Dartmouth College. He is currently a board member of Agilent Technologies, Inc., Catalent, and Cerevast Therapeutics.

Jeffrey Nugent has been President and CEO of Neutrogena and Revlon as well as Chief Executive Officer, Chairman and Board Member in global health, personal and beauty care companies across a wide range of strategic situations. His passion is overcoming growing pains.

Most recently, Mr. Nugent was Founder, President and CEO of Precision Dermatology, a multi-channel skin care company that was acquired by Valeant Pharmaceuticals in February 2014.

Mr. Nugent said, “I’m delighted to be a part of BIOLASE. The combination of the Company’s market leadership position, unique technology, and focus on their customers represents an outstanding growth opportunity.”

Mr. Nugent began his career with Johnson & Johnson and progressed in increasing responsibilities in finance, operations, marketing, research and development as well as becoming corporate Vice President for Global Quality. He led the acquisition of Neutrogena and became worldwide President and CEO during its high growth phase of becoming one of the most respected personal care brands in the world. Following this he became President and CEO of Revlon. At Revlon he led a turnaround in financial stability and new product innovation.

Mr. Nugent served as an artillery officer in the U.S. Army and was stationed at the Pentagon in Intelligence/Operations Research working directly with the Central Intelligence Agency and the National Security Agency. He has both a B.S. degree in mathematics and an M.B.A. in finance and marketing.

“I am thrilled to have both Paul Clark and Jeff Nugent join the Board of BIOLASE. They both bring outstanding levels of business knowledge and formidable management skills that will serve our shareholders well in the coming years” said Federico Pignatelli, Chairman and Chief Executive Officer. “As BIOLASE is poised to expand its business beyond its current core base in dentistry, it will require the depth and experience in planning and execution that both skillfully possess.”

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital , CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700